                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Solicitation Material Pursuant to Rule 14a-11(c) or rule 14a-12

                                 DONNKENNY, INC.
                          ---------------------------
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)       Title of each class of securities to which transaction applies:
    2)       Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    4)       Proposed maximum aggregate value of transaction:
    5)       Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                                 DONNKENNY, INC.
                                  1411 BROADWAY
                            NEW YORK, NEW YORK 10018

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            -------------------------


To the Stockholders of
DONNKENNY, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Donnkenny, Inc. (the "Company") will be held at the offices of the Company, 1411 Broadway, 10th Floor, New York, New York 10018 at 9:00 a.m. local time, on May 23, 2002, for the following purposes:

         1. To elect the Board of Directors to serve a term of two years until the 2004 annual meeting.

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         All stockholders are invited to attend the meeting. Only stockholders of record at the close of business on April 1, 2002, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

         WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.



                                     By Order of the Board of Directors,




                                     Maureen d. Schimmenti
                                     Secretary





New York, New York
April 12, 2002

                                 DONNKENNY, INC.
                                  1411 BROADWAY
                            NEW YORK, NEW YORK 10018
                                 (212) 790-3900

                            -------------------------

                                 PROXY STATEMENT

                            -------------------------


         The accompanying proxy is solicited by the Board of Directors of Donnkenny, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held at 9:00 a.m. local time on May 23, 2002 at the offices of the Company, 1411 Broadway, 10th Floor, New York, New York 10018 and any postponement or adjournment thereof. At the Annual Meeting, stockholders of the Company will be asked to approve each of the proposals listed in the Notice of Annual Meeting of Stockholders. This Proxy Statement contains details on these matters and we urge you to give it your attention.

                                VOTING OF PROXIES

         The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra remuneration, may also solicit proxies. In addition to mailing copies of this material to stockholders, the Company may request persons who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request the authority for execution of the proxies, and the Company may reimburse them for their expenses in connection therewith.

         When a proxy is received, properly executed, prior to the meeting, the shares represented thereby will be voted at the meeting in accordance with the terms thereof and the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for directors, and in accordance with the proxy-holder's discretion as to any other matters raised at the Annual Meeting.

         A stockholder who has executed a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later-dated proxy reflecting contrary instructions, or appearing at the Annual Meeting and taking appropriate steps to vote in person. The approval of a plurality of shares present in person or represented by proxy at the meeting and which entitle holders to vote thereat is required for election of the nominees as directors. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and which entitle holders to vote thereat is required for the adoption of such matters. Abstentions with respect to any matter submitted for stockholder approval at this Annual Meeting are treated as shares present and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or the shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained, but are counted for quorum purposes.

         At the close of business on April 1, 2002, 4,367,417 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), were outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share held on all matters that come before the meeting. Only stockholders of record at the close of business on April 1, 2002 are entitled to notice of and vote at the meeting. The holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting, whether present in person or represented by proxy, shall constitute a quorum.

         Commencing 11 days prior to the date of the Annual Meeting, a complete record of the stockholders entitled to vote at the Annual Meeting, or any adjournment thereof, shall be available for inspection at the Company's executive office during normal business hours by any stockholder for any purpose germane to the Annual Meeting. This record will also be available to stockholders for such purposes at the place of and during the Annual Meeting.

         The Company's executive offices are located at 1411 Broadway, New York, New York 10018.

         This proxy material is first being mailed to stockholders on or about April 15, 2002.

                        PROPOSAL 1 ELECTION OF DIRECTORS

         The By-Laws of the Company provide for a Board of Directors of not fewer than two nor more than ten members. The specific number of directors is set by a resolution adopted by a majority of the entire Board of Directors. On February 26, 2002, the Board of Directors adopted a resolution which established the size of the Board of Directors at seven members. It is proposed to elect seven directors to serve for a term of 2 years until the Annual Meeting of Stockholders in 2004 and until their respective successors have been elected and qualified. All of the nominees currently serve on the Board of Directors.

         The persons named in the accompanying proxy intend to vote for the election as directors of the seven nominees listed herein, unless contrary instructions are given. All of the nominees have consented to serve if elected. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF EACH NOMINEE FOR ELECTION AS DIRECTOR.

         The following table sets forth certain information with respect to each person nominated and recommended to be elected by the Board of Directors of the Company and is based on the records of the Company and information furnished to it by the nominees. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by the nominees.


      NAME OF NOMINEE                                                        DIRECTOR SINCE
      Daniel H. Levy...................................................           1997
      Lynn Siemers.....................................................           1997
      Sheridan C. Biggs................................................           1997
      Harvey Horowitz..................................................           1994
      Harry A. Katz....................................................           2000
      Robert A. Kasenter...............................................           2001
      Richard C. Rusthoven.............................................           2000

NOMINATED DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

          Daniel H. Levy, a director of the Company since 1997, became Chairman of the Board and Chief Executive Officer of the Company on January 1, 2000. Prior thereto, he had been a principal of and consultant to LBK Consulting Inc., a retail consulting business, since January 1997 and during the period of 1994 to April 1996. From April 1996 through January 1997, he served as Chairman of the Board and Chief Executive Officer of Best Products, Inc., a retail sales company which filed for bankruptcy in September 1996. From 1993 through 1994, Mr. Levy served as Chairman of the Board and Chief Executive Officer of Conran's, a retail home furnishings company. From 1991 to 1993, he was Vice Chairman and Chief Operating Officer of Montgomery Ward, a retail sales company. Mr. Levy is a director of Whitehall Jewellers, Inc. Mr. Levy is 58 years old.

         Lynn Siemers, a director of the Company since 1997, became President and Chief Operating Officer of the Company on April 14, 1997. Prior thereto, for more than five years, she was President of the Oak Hill Division of the Company. Ms. Siemers is 43 years old.

         Harry A. Katz, a director of the Company since 2000, joined the Company in June 2001 as its Executive Vice President and Chief Administrative Officer. He is also Managing Partner of Retail Resources, L.P., a national distributor of supplies for retail chain stores. Prior thereto, he was Vice President and acting Chief Financial Officer of Best Products. Mr. Katz is 51 years old.

         Maureen d. Schimmenti, has been Vice President and Chief Financial Officer of the Company since June 2001. She joined the Company in May 2000 as its Corporate Controller. Prior thereto, she was the Executive Vice President and Corporate Controller of the Anne Klein Company from 1986 to 2000. Ms. Schimmenti also serves as Secretary of the Company. Ms. Schimmenti is 50 years old.

         Sheridan C. Biggs, a director of the Company since 1997, is Executive-in-Residence at the Graduate Management Institute at Union College. Prior to that, he was a senior partner of Price Waterhouse, the accounting and consulting firm; he was with that firm for thirty-one years until his retirement in 1994. During his career at Price Waterhouse, Mr. Biggs served as a Vice Chairman and member of the firm's management committee. Mr. Biggs is 68 years old.

         Harvey Horowitz, a director of the Company since 1994, served as Vice President, and General Counsel of the Company from October 1, 1996 to February 28, 1998 when he resigned his office. Mr. Horowitz is of counsel to the law firm of Mintz & Gold LLP, which provides legal services to the Company. For more than five years, prior to October 1, 1996, he was a partner of the law firm Squadron, Ellenoff, Plesent & Sheinfeld, LLP. Mr. Horowitz is a director of The Gotham Bank of New York, a financial institution. Mr. Horowitz is 59 years old.

         Richard C. Rusthoven, a director of the Company since 2000, is a retired retail Executive with a 35-year career in the retail and apparel business. He was President and Chief Operating Officer of Stix, Baer and Fuller, a retail department store in St. Louis, Missouri. He was also Chairman and Chief Executive Officer of the Outlet Department Store and Denby Apparel chain store of Providence, Rhode Island. He was President and Chief Executive Officer of TG&Y stores, a discount chain store in Oklahoma City, Oklahoma. He was President of Gentlemen's Warehouse, a men's specialty chain in New Bedford, Massachusetts and most recently was Executive Vice President of Apparel for Montgomery Ward & Company, Inc., a retail sales store in Chicago, Illinois. Mr. Rusthoven is 61 years old.

            Robert A. Kasenter, a director of the Company since 2001, is the President and Chief Executive Officer of Strategic Executive Actions, a consulting firm specializing in human resources crisis management issues. Prior to that, he was the Executive Vice President, Human Resources & Corporate Communication for Montgomery Ward. He was employed by Montgomery Ward from June, 1968 until May, 1999 in various field and corporate positions. Mr. Kasenter is 55 years old.

COMMITTEES OF THE BOARD; BOARD MEETINGS

         The Board of Directors has standing Audit and Compensation Committees. Generally, the members of each committee are appointed by the Board of Directors for a term beginning with the first regular meeting of the Board of Directors following the Annual Meeting and until their respective successors are elected and qualified. The Board of Directors, however, may change the composition of any committee at any time. The Company has no standing nominating committee.

         The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time. It has the responsibility for recommending annually to the Board of Directors the independent auditors to be retained by the Company and reviewing with the officers of the Company and its outside auditors the adequacy of the structure of the Company's financial organization, the implementation of its financial and accounting policies, and results of the audit. The Audit Committee met formally on four occasions during the fiscal year ended December 31, 2001 ("Fiscal 2001") and had informal conferences during that year. Currently Sheridan C. Biggs, Robert A. Kasenter and Richard C. Rusthoven serve on the Audit Committee.

         The Compensation Committee has responsibility for reviewing and approving remuneration arrangements for directors and executive officers, including bonuses and recommending new executive compensation plans in which the officers and directors are eligible to participate. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's stock option and restricted stock plans and has sole authority to set the terms of and grant options pursuant to the Company's 1992 Stock Option Plan, the Company's 1994 Non-Employee Director Option Plan and 1996 Restricted Stock Plan. The Compensation Committee met formally on two occasions during the Fiscal year ended December 31, 2001 ("Fiscal 2001") and had informal conferences during such year. Currently, Robert A. Kasenter, Harry A. Katz and Richard C. Rusthoven serve on the Compensation Committee.

         During Fiscal 2001, the Board of Directors met on five occasions. While serving as a director, each member of the Board of Directors attended more than 75% of the total number of meetings of the Board of Directors and of all committees of the Board of Directors on which he or she was serving during the periods that he or she served as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of March 25, 2002, with respect to beneficial ownership of the Company's Common Stock by: (i) each of the Company's directors, (ii) each of the Company's Named Executive Officers, (iii) each person who is known by the Company beneficially to own more than 5% of the Company's Common Stock, and (iv) by all directors and executive officers who served as directors or executive officers as of March 25, 2002 as a group. All information in the table below with respect to the Common Stock of the Company has been restated to reflect the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995 and a one-for-four reverse stock split effective April 20, 2000. For purposes of this table, beneficial ownership is defined in accordance with 13d-3 under the Securities Exchange Act of 1934 and means generally the power to vote or dispose of the securities, regardless of any economic interest therein. In addition, a person is deemed to be a beneficial owner of shares that can be acquired by such person within 60 days from the record date upon the exercise of opions and warrants or conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertablie within 60 days from the record date have been exercised or converted.

NAME AND ADDRESS                                               COMMON STOCK
OF BENEFICIAL OWNER                                         BENEFICIALLY OWNED            PERCENTAGE OWNED (1)
-------------------                                         ------------------            --------------------
Daniel H. Levy                                                 715,569 (2)                       16.38%
Bruce Galloway                                                 285,650 (3)                        6.54%
1325 Avenue of the Americas
New York, NY 10019
Lynn Siemers                                                   189,225 (4)                        4.34%
Sheridan C. Biggs                                               37,750 (5)                            *
Harvey Horowitz                                                 10,000 (6)                            *
Harry A. Katz                                                   674,319(7)                       15.44%
Robert A. Kasenter                                                7,250(8)                            *
Richard C. Rusthoven                                            14,500 (9)                            *
Maureen d. Schimmenti                                           2,000 (10)                            *

All directors and officers as a group (8 persons)                1,650,613                        37.8%

----------
* Less than 1%.

(1) Percentage to be based on the number of shares of Common Stock outstanding as of March 25, 2002.
(2) Based on the Company's records and information filed in Schedule 13D/A filed with the Company on March 13, 2002, Daniel H. Levy is the beneficial owner of 715,569 shares of Common Stock, or 16.38% of the outstanding common stock, consisting of 671,819 shares of Common Stock owned directly by Mr. Levy, and 43,750 shares of Common Stock which Mr. Levy has a right to acquire pursuant to presently exercisable stock options which were issued to Mr. Levy pursuant to the Company's 1994 Non- Employee Director Option Plan.
(3) Based on information contained in Schedule 13G/A filed with the Company on January 17,2001.
(4) Includes 96,100 shares owned by Ms. Siemers, 1,875 shares of underlying options which were granted on April 19, 1996 to Lynn Siemers pursuant to the Company's 1992 Stock Option Plan, 10,000 shares underlying options issued as part pursuant to Ms. Siemers' Fiscal 1998 compensation, and 37,500 shares underlying options which were granted pursuant to Ms. Siemers employment agreement 37,500 restricted shares granted to Ms. Siemers pursuant to her employment agreement and 6,250 shares of stock issued as part of her Fiscal 1997 compensation. Not included are 15,000 shares underlying options issued as part of Fiscal 1998 compensation, which are exercisable in 2002, 2003 and 2004 and 100,000 shares underlying options which were granted in March 2002, which are exercisable in December 2002, 2003, 2004, 2005 and 2006.
(5) Includes 10,250 shares owned by Sheridan C. Biggs and 27,500 shares underlying options, which were granted to Mr. Biggs pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.
(6) Includes 625 shares owned by Harvey Horowitz and 9,375 shares underlying options, which were granted to Mr. Horowitz pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(7) Includes 669,319 shares owned by Harry A. Katz and 5,000 shares underlying options, which were granted to Mr. Katz pursuant to the Company's 1994 Non-Employee Director Plan. Such options are currently exercisable.
(8) Includes 3,500 shares owned by Robert A. Kasenter and 3,750 shares underlying options which were granted to Mr. Kasenter pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.
(9) Includes 9,500 shares owned by Richard C. Rusthoven and 5,000 shares underlying options, which were granted to Richard C. Rusthoven pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.
(10) Includes 2,000 shares underlying options granted to Maureen d. Schimmenti pursuant to her employment under the Company's 1992 Stock Option Plan. Not included are 8,000 shares underlying options issued pursuant to her employment, which are exercisable in 2002, 2003, 2004 and 2005, and 25,000 underlying options which were granted in March 2002, which are exercisable in December 2002, 2003, 2004, 2005 and 2006.


                             EXECUTIVE COMPENSATION

     The following table sets forth compensation paid for the Fiscal years ended December 31, 2001, December 31, 2000, and December 31, 1999 to those persons who were, at December 31, 2001 (i) the chief executive officer and (ii) the other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). The information in the following tables with respect to the number of shares of Common Stock underlying options, option exercise prices and the number of shares of Common Stock acquired upon the exercise of options has been retroactively restated to reflect the one-for-four reverse stock split effective April 20, 2000.



                           SUMMARY COMPENSATION TABLE


                                                                                         LONG TERM
                                                    ANNUAL COMPENSATION             COMPENSATION AWARDS
                                                  ---------------------------------------------------------------------------------
                                                                                               SECURITIES           ALL OTHER
                                          FISCAL                              RESTRICTED       UNDERLYING          COMPENSATION
NAME AND PRINCIPAL POSITION                YEAR        SALARY       BONUS    STOCK AWARDS     OPTIONS/SARS             (1)
------------------------------------------------------------------------------------------------------------------------------------
Daniel H. Levy (2)                         2001       $715,928    $200,000                                            $2,580
  Chairman of the Board and                2000       $429,902    $ 25,000                       37,500               $2,580
  Chief Executive Officer

Lynn Siemers                               2001       $517,487    $ 50,000                                            $  600
  President and Chief Operating            2000       $502,652                                                        $  600
  Officer                                  1999       $502,652                                                        $  810

Harry A. Katz (5) (6)                      2001       $185,389                                                        $  739
  Executive Vice President and
  Chief Administrative Officer

Maureen  d. Schimmenti  (5)                2001       $204,039    $ 10,000                                            $1,104
  Vice President and Chief
  Financial Officer

Beverly Eichel  (3) (4)                    2001       $183,989    $ 25,000                                            $  600
  Executive Vice President and             2000       $327,652    $ 50,000                                            $  600
  Chief Financial Officer                  1999       $275,000                                                        $  810

-----------------
(1) Represents insurance premiums paid by, or on behalf of, the Company during the covered fiscal year with respect to term life insurance for the benefit of the Named Executive Officer.

(2) This individual became an Executive Officer of the Company in 2000. The Company paid Mr. Levy a relocation bonus of $25,000 in 2000 with a gross-up for the tax effect of this bonus.

(3) This individual became an Executive Officer of the Company in 1998. Annual compensation represents prorated compensation from date of hire in October 1998 and a signing bonus paid in connection with the execution of her employment agreement with the Company.

(4) Compensation for 2001 represents salary through June 30, 2001, the date of Ms. Eichel's resignation.

(5)  This individual became an Executive Officer in June 2001.

(6) Annual compensation represents prorated compensation from date of hire in June 2001.

2001 STOCK OPTIONS GRANTS

     The Company's long-term performance ultimately determines compensation from stock options because stock option value is entirely dependent on the long-term growth of the Company's common stock price.

     The following table sets forth certain information concerning options granted to the Chief Executive Officer and the Named Executive Officers and Directors during Fiscal 2001, including information concerning the potential realizable value of such options.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED ANNUAL
                                                                                                  RATES OF STOCK
                                                                                                PRICE APPRECIATION
                                               INDIVIDUAL GRANTS                               OPTION TERM (1)
---------------------------------------------------------------------------------------------------------------------------------
                                  NUMBER OF       % OF TOTAL
                                  SECURITIES     # OF OPTIONS    EXERCISE
                                  UNDERLYING        GRANTED      PRICE (3)    EXPIRATION
           NAME                   OPTION (#)       IN 2001        ($/SH)         DATE         5% ($)            10% ($)
           ----                   ----------   ----------------- ---------    ----------      ------            -------
Sheridan C. Biggs (2)               20,000          37.2%         0.5625       01/16/11        7,075            17,930
Sheridan C. Biggs (2)                1,250           2.3%         0.9000       05/10/11          708             1,793
Harvey Horowitz (2)                  1,250           2.3%         0.9000       05/10/11          708             1,793
Harry A. Katz (2)                    1,250           2.3%         0.9000       05/10/11          708             1,793
Richard C. Rusthoven (2)             1,250           2.3%         0.9000       05/10/11          708             1,793
Robert A. Kasenter (2)               3,750           7.0%         0.9000       08/08/11        2,123             5,379

-----------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(2) Represents options granted as directors pursuant to the Company's 1994 Non-Employee Director Option Plan.
(3) All options were granted at an exercise price equal to the market value of the Company's common stock on the date of grant.

                                AGGREGATE OPTION
                        EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR ENDED OPTION VALUES(1)

                                                                NUMBER OF SECURITIES
                                    SHARES                      UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                   ACQUIRED                           OPTIONS AT                 IN-THE-MONEY OPTIONS AT
                                     ON                           DECEMBER 31, 2001               DECEMBER 31, 2001 (2)
                                   EXERCISE      VALUE            -----------------               ---------------------
                                     (#)        REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                                   --------     --------    -----------     -------------     -----------     -------------
Daniel H. Levy (3)                   --            --         43,750             --               --               --
Lynn Siemers (4)                     --            --         49,375           15,000             --               --
Sheridan C. Biggs                    --            --         27,500             --             $16,800            --
Harvey Horowitz                      --            --          9,375             --               --               --
Harry A. Katz                        --            --          5,000             --               --               --
Richard C. Rusthoven                 --            --          5,000             --             $ 3,150            --
Robert A. Kasenter                   --            --          3,750             --               --               --
Maureen d. Schimmenti (5)            --            --          2,000            8,000           $ 1,680          $6,720

----------------

(1) All options were granted at an exercise price equal to market value of the common stock on the date of grant.
(2) Amount reflects the market value of the underlying shares of common stock at the closing sales price reported on the Over-the-Counter Market on December 31, 2001 ($.84 per share).
(3) Represents 6,250 options granted to him under the Company's 1994 Non-Employee Director Option Plan, 37,500 options granted to him in connection with the execution of his employment agreement.
(4) Represents 1,875 options granted to her under the Company's 1992 Stock Option Plan, 37,500 options granted in connection with the execution of her employment agreement and 25,000 options granted as part of her Fiscal 1998 compensation.
(5) Represents 10,000 options granted in pursuant to her employment under the Company's 1992 Stock Option Plan.


EMPLOYMENT AGREEMENTS

Daniel H. Levy

     As of January 1, 2000, Mr. Levy entered into an employment agreement with the Company to serve as its Chairman of the Board and Chief Executive Officer. While the term of the employment agreement is for three years, the agreement gave the Company and Mr. Levy the right to terminate the agreement at the end of three, six and twelve months. In the event the Company exercised this termination right, the Company agreed to pay Mr. Levy severance of three, six and twelve months respectively. On May 17, 2000, Mr. Levy and the Company waived their rights to terminate the employment agreement.

    Mr. Levy's employment agreement provided for a base annual salary of $500,000, as well as a discretionary performance bonus based on the achievement of goals to be set by the Compensation Committee of the Company's Board of Directors, and certain insurance benefits. The Company paid Mr. Levy a relocation bonus of $25,000, with a gross-up for the tax effect of this bonus.

     In connection with the execution of the employment agreement, the Compensation Committee granted Mr. Levy 37,500 restricted shares of the Company's stock, which will vest December 31, 2002. The employment agreement further provides for the issuance of another 37,500 restricted shares of the Company's stock if Mr. Levy is employed by the Company on June 30, 2002, which shares would also vest on December 31, 2002. Mr. Levy also was granted options to purchase 37,500 shares of the Company's common stock, at a purchase price of $2.75 a share. 25,000 of these stock options vested on June 30, 2000 and the balance of 12,500 vested on December 31, 2000. The employment agreement provides that the restricted shares and the options granted would have accelerated vesting in the event of a change in control of the Company.

      The agreement provides that in the event Mr. Levy's employment is terminated (except in certain limited circumstances) following a change in control of the Company, Mr. Levy will have the right to receive severance benefits equal to three times the sum of his then annual salary inclusive of any performance bonus. On February 26, 2001 Mr. Levy's employment agreement was amended to eliminate the restricted stock award referred to in his original agreement, and increased his annual base salary to $700,000 effective January 1, 2001.

Lynn Siemers

     On June 12, 1997, Ms. Siemers entered into a four-year employment agreement with the Company to serve as its President and Chief Operating Officer. The agreement provides for a base annual salary of $500,000, a discretionary performance bonus based on the achievement of goals to be set annually by the Compensation Committee, as well as certain insurance and other benefits.

     In addition, in connection with the execution of the employment agreement, the Compensation Committee granted to Ms. Siemers 37,500 restricted shares and options to purchase an aggregate of 37,500 additional shares at a price equal to the closing price of the Common Stock on the date of grant. The agreement further provides for an incentive cash bonus equal to the appreciation over five years of 12,500 shares of stock. The restricted shares, options and right to receive the incentive cash bonus will vest over the term of the agreement, subject to acceleration in the event of a change in control of the Company.

     The agreement provides that in the event Ms. Siemers' employment is terminated (except in certain limited circumstances) following a change in control of the Company, Ms. Siemers will have the right to receive severance benefits equal to three times the sum of the last annual salary inclusive of performance bonus (but not incentive bonus). On October 11, 2000, Ms. Siemers' agreement was extended to December 31, 2002. The extension agreement grants severance benefits to three times the sum of the annual base salary in effect on the date of termination, provided that Ms. Siemers exercises her termination rights within ninety (90) days following a change of control.

                     AUDIT COMMITTEE REPORT TO STOCKHOLDERS

         The Audit Committee of the Board of Directors operates under a Charter, which has been approved by the Company's full Board. The Charter is included in Appendix A to this Proxy Statement.

         As more fully described in the Charter, the Audit Committee is responsible for recommending the selection of the Company's independent accountants, review of financial statements, discussion of internal controls and pending litigation, taxation and other areas of oversight and reporting to the full Board and to the stockholders.

         During the year 2001, the Audit Committee met four times during which meetings the committee reviewed financial statements included in the Company's quarterly reports, met privately with the Company's independent auditors, Deloitte & Touche LLP, considered the effect on the auditors' independence of non-audit work (consisting principally of tax matters) performed by that firm and considered various other matters. In this regard, the Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, "Communication with Audit Committees". In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". All of the Audit Committee's deliberations were reported to the Full Board.

Principle Accounting Firm Fees

         Aggregate fees billed to the Company for the year ended December 31, 2001 by the Company's principal accounting firm, Deloitte & Touche LLP:

Audit Fees.......................................................         $         197,000  (a)
Financial Information Systems
     Design and Implementation Fees..............................         $               0
Audit Related Fees...............................................         $          24,000  (b)
Other Fees.......................................................         $          20,000  (c)
Total All Other Fees.............................................         $          44,000  (d)

(a) Includes fees in connection with the audit of the Company's consolidated financial statements and reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for 2001.

(b) Includes fees for the audit of the Company's employee benefit plan and acquisition due diligence services.
(c)  Other fees relate to tax advisory services.
(d) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

All fees paid to Deloitte & Touche LLP were reviewed by the Audit Committee.

         Additionally, the Audit Committee, on the basis of discussions with management and representatives of Deloitte & Touche LLP recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2001 for the filing with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE
                           Sheridan C. Biggs, Chairman
                              Richard C. Rusthoven
                               Robert A. Kasenter


                  COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

         The Compensation Committee of the Board of Directors is responsible for determining the compensation of executive officers of the Company, including compensation awarded pursuant to the Company's 1992 Stock Option Plan and 1996 Restricted Stock Plan. Robert A. Kasenter, Richard C. Rusthoven and Harry A. Katz presently serve on the Compensation Committee.

General Policies Regarding Compensation of Executive Officers

         The Company's executive compensation policies are intended (1) to attract and retain high quality managerial and executive talent and to motivate these individuals to maximize stockholder returns, (2) to afford appropriate incentives for executives to produce sustained superior performance, and (3) to reward executives for superior individual contributions to the achievement of the Company's business objectives. The Company's compensation structure consists of base salary, annual cash bonuses, stock options and restricted stock awards. Together, these components link each executive's compensation directly to individual and Company performance.

         Salary. Base salary levels reflect individual positions, responsibilities, experience, leadership and potential contribution to the success of the Company. Actual salaries vary based on the Compensation Committee's subjective assessment of the individual executive's performance and the Company's performance.

         Bonuses. Bonuses are typically awarded by the Compensation Committee for the fiscal year just ended based on the Company's and Executive performances for such fiscal year. With respect to the bonus awards for performances during the fiscal year ended December 31, 2000, which were paid during Fiscal 2001, executive officers were eligible to receive cash bonuses based on the Compensation Committee's subjective assessment of each respective executive's individual performance and the performance of the Company. In its evaluation of executive officers and the determination of these incentive bonuses, the Compensation Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Compensation Committee made its determination in each case after considering the factors it deems relevant, which may have included consequences for performance that was below expectations.

         During Fiscal 2001, the Company's Board of Directors adopted a Management Incentive Plan which provided a formula for determining the annual bonuses of the Company's senior executives. The bonus formula is based on the Company meeting predetermined financial performance criteria and, in some cases, the executive meeting individual criteria set for the executive. Management of the Company evaluates the executive's performance and conveys such recommendations to the Compensation Committee for its consideration. Bonus awards for Fiscal 2001 performances were paid in 2002.

         Stock Options. Stock options are granted at the fair market value of the Common Stock on the date of grant. The stock options are intended to provide employees with sufficient incentive to manage from the perspective of an owner with an equity stake in the business.

         In determining the size of individual option grants, the Compensation Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of stock options, and the range of potential compensation levels that the option awards may yield. The number and timing of stock option grants to executive officers are decided by the Compensation Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of option grants, the Compensation Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Compensation Committee in awarding stock options is to increase the stock ownership of the Company's management, the Compensation Committee does not, when determining the amount of stock options to award, consider the amount of stock already owned by an officer. The Compensation Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

         Restricted Stock. Restricted stock awards are granted at prices (or for no consideration) as determined by the Compensation Committee. The restricted stock awards are intended to attract and retain the services or advice of quality employees, officers, agents, consultants and independent contractors and to provide added incentive to them by encouraging stock ownership in the Company.

         In determining the size of individual restricted stock grants, the Compensation Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of restricted stock, and the range of potential compensation levels that the restricted stock awards may yield. The number and timing of restricted stock grants to executive officers are decided by the Compensation Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of restricted stock awards, the Compensation Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Compensation Committee in awarding restricted stock is to increase the stock ownership of the Company's management, the Compensation Committee does not, when determining the amount of restricted stock to award, consider the amount of stock already owned by an officer. The Compensation Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

         In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation expenses in excess of $1 million. The Compensation Committee believes that the compensation paid by the Company in Fiscal 2001 will not result in any material loss of tax deductions for the Company.


Compensation of the Chief Executive Officer for Fiscal 2001

         Daniel H. Levy was appointed Chairman of the Board and Chief Executive Officer of the Company on January 1, 2000. Mr. Levy entered into a three-year employment agreement to serve in such capacities. (See "Employment Agreements.") Pursuant to this agreement as amended, Mr. Levy received an annual salary of $700,000 for Fiscal 2001. The annual salary for Mr. Levy was increased to $850,000 as of January, 2002.


                             COMPENSATION COMMITTEE
                          Robert A. Kasenter, Chairman
                                  Harry A. Katz
                              Richard C. Rusthoven

DIRECTOR FEES

         Each non-employee director of the Company receives a fee of $24,000 per year for serving as director, as well as meeting and committee fees and reimbursement for out-of-pocket expenses incurred in connection with his services. Effective January 1, 2002, outside Directors were eligible to participate in the Company's group health insurance plan. Pursuant to the 1994 Non-Employee Director Stock Option Plan, each non-employee director is issued an option to purchase 3,750 shares of Common Stock upon becoming a Director of the Company, and an option to purchase 1,250 additional shares each successive year in which such director is re-elected to the Board of Directors. Such options are granted each year on the date of the Company's annual meeting at an exercise price equal to the closing sale price of the Common Stock. By their terms, Director's options are exercisable immediately after their grant. Directors who are also executive officers of the Company receive no additional compensation from the Company for services rendered in their capacity as Directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the Fiscal year ended December 31, 2001, the members of the Compensation Committee were Robert A. Kasenter, Richard C. Rusthoven and Harry
A. Katz.

         Robert A. Kasenter is President and Chief Executive Officer of Strategic Executive Actions, a consulting firm specializing in human resources crisis management issues. During Fiscal 2001, Strategic Executive Actions provided services to the Company and received $27,750 in fees.

         On June 18, 2001, Harry A. Katz became a full-time employee of the Company as its Executive Vice President and Chief Administrative Officer.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and the other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, during Fiscal 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Horowitz is of counsel to the law firm of Mintz & Gold LLP, which provides legal services to the Company. Mintz & Gold LLP received $166,686 in fees during 2001 for legal services rendered to the Company.


                                PERFORMANCE GRAPH

         The following graph compares the cumulative stockholder return of the Company from December 31, 1996 through December 31, 2001 to the cumulative stockholder return of (a) the S&P 500 Composite Index and (b) the S&P Textiles Index based on an assumed investment of $100 on December 31, 1996 and in each case assuming reinvestment of all dividends, if any. The information in the following table reflects the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995 and a one-for-four reverse stock spilt effective on April 20, 2000.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                  FOR THE PERIOD FROM 12/31/96 THROUGH 12/31/01
                    AMONG DONNKENNY, INC., THE S&P 500 INDEX
                      AND THE S&P TEXTILES (APPAREL) INDEX


                               [GRAPHIC OMITTED]

*With respect to the S&P Textiles Index, which is produced on a month-end basis, the points on the graph reflect the value of the index on December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001, the dates of the last day of the month preceding 1996, 1997, 1998, 1999, 2000 and 2001 Fiscal year-ends, respectively.

                                                                   TOTAL RETURN - DATA SUMMARY
                                                                  CUMULATIVE TOTAL RETURN
                                                  12/96      12/97      12/98      12/99       12/00      12/01
                                                  ------     ------     ------     ------      ------     ------
Donnkenny, Inc..........................          100.00      58.11      40.54      12.84        1.78       4.54
S&P 500.................................          100.00     133.36     171.47     207.56      188.66     166.24
S&P Textile (Apparel)...................          100.00     107.84      93.33      69.65       83.98      95.23

ANNUAL REPORT

         The Annual Report of the Company for the Fiscal year ended December 31, 2001 is being mailed to stockholders with this proxy statement.

AUDITORS

         The Company's financial statements for the Fiscal year ended December 31, 2001 were audited by Deloitte & Touche LLP. It is anticipated that a representative of Deloitte & Touche will be attending the Annual Meeting to make a statement or be available to respond to appropriate questions from stockholders. No principal accountant has been selected as of yet for Fiscal year ending December 31, 2002.

STOCKHOLDER PROPOSALS

         Advance Notice Procedures. Under the Company's By-Laws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified by the By-Laws) not less than 60 days or more than 90 days prior to the annual meeting. These requirements are separate from and in addition to the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's proxy statement.

         Stockholder Proposal for the 2003 Annual Meeting. Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2003 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company's Corporate Secretary no later than February 1, 2003.

         For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual meeting, SEC rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on March 1, 2003 and advises stockholders in next year's proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on March 1, 2003.

OTHER MATTERS

         The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

         The Company files annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, and other that the Company files at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. The Company's Commission filings also are available on the Commission's Internet site, which is http://www.sec.gov.


         THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO DONNKENNY, INC., 1411 BROADWAY, NEW YORK, NEW YORK 10018.
ATTENTION: CORPORATE SECRETARY.

                                         By Order of the Board of Directors




                                         Maureen d. Schimmenti
                                         Secretary


New York, New York
April 12, 2002

APPENDIX A

                    DONNKENNY, INC. - AUDIT COMMITTEE CHARTER

ROLE AND INDEPENDENCE

     The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibilities for the safeguarding of assets and oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and such other duties as directed by the Board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in finance and auditing matters, including at least one member with accounting related financial management expertise. Members shall be free of any relationship that, in the opinion of the Board, would interfere with their individual exercise of independent judgement. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants and management of the Company. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for that purpose. This charter shall be reviewed and updated annually.

RESPONSIBILITIES

     The audit committee's primary responsibilities include:

     - Recommendation to the Board of the selection and retention of the independent accountant to audit the Company's financial statements. In doing so, the committee will discuss and consider the auditor's written affirmation that the auditor is in fact independent, will discuss the nature and rigor of the audit process, receive and review all reports and will provide to the independent accountant full access to the committee (and the Board) to report on any and all appropriate matters.

     - Review of financial statements (including quarterly reports, which may be done by teleconference) with management and the independent auditor. It is anticipated that these discussions will include quality of earnings, significant items subject to estimate, suitability of accounting principles, highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate.

     - Discussion with management and the auditor of the quality and adequacy of the Company's internal controls including those related to its MIS System.

     - Discussion with management of the status of pending litigation, taxation and other areas of oversight of legal and compliance areas as may be appropriate.

     - Reporting on audit committee activities to the full Board and issuance annually of a summary report suitable for submission to stockholders.

     It is expected that the audit committee will meet at least four times per year.

                                     PROXY

                                DONNKENNY, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 23, 2002

The undersigned hereby appoints Daniel H. Levy and Harry A. Katz, or either of them, proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Donnkenny, Inc. (the "Company").

                         (TO BE SIGNED ON REVERSE SIDE)

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

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL 1 IF NO                     Please mark
INSTRUCTION TO THE CONTRARY IS INDICATED, OR IF NO INSTRUCTION IS GIVEN.                    your votes as
                                                                                            indicated in         [X]
                                                                                            this example


1. Election of the following nominees as Directors of the Company, as         2. In their discretion, to act upon such other
   set forth in the proxy statement.                                             matters as may properly come before the meeting
                                                                                 or adjournment thereof.
        FOR THE NOMINEES                WITHHELD
     LISTED BELOW (EXCEPT AS      AUTHORITY TO VOTE FOR
     MARKED TO THE CONTRARY        ALL NOMINEES LISTED
            BELOW)                       BELOW

            [  ]                         [  ]

01 Daniel H. Levy, 02 Lynn Siemers-Cross, 03 Sheridan C. Biggs,               Please mark, sign, date and return this proxy card in
04 Harvey Horowitz, 05 Robert A. Kasenter, 06 Harry A. Katz                   the enclosed envelope. (Note: Please sign exactly
and 07 Richard C. Rusthoven                                                   as your name appears hereon. Executors,
                                                                              Administrators, Trustees, etc. should so indicate
                                                                              when signing, giving full title as such. If the
For, except vote withheld from the following nominee(s)                       signer is a corporation, execute in full corporate
                                                                              name by an authorized officer. If shares are held
                                                                              in the name of two or more persons, all should
------------------------------------------------------------------            sign.)

                                                                     ---|     Date
                                                                        |          --------------------------------------------
                                                                        |
                                                                              -------------------------------------------------
                                                                                                    Signature

                                                                              Date
                                                                                  ---------------------------------------------

                                                                              -------------------------------------------------
                                                                                                    Signature







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